Exhibit 99.1

Timberline Expands Land Position at Its Butte Highlands Gold Project

October 29, 2009 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) announced today that it has acquired the mineral and surface rights to additional mineral claims adjacent to and nearby its Butte Highlands Gold Project joint venture.

Timberline executed a lease agreement with an option to purchase four patented claims at its Butte Highlands Gold Project.  The additional claims are contiguous to the company’s existing claims and along strike with the mineralization that is expected to be mined by the company and its joint venture partner.  Timberline intends to conduct geologic mapping, analyze surface samples, perform geochemical and geophysical analyses, and develop a drill program for the exploration of these claims.  If additional mineralization is discovered, the company would expect to access the ore from the underground workings currently being developed at the Butte Highlands Gold Project.

Paul Dircksen, Timberline’s Vice President of Exploration, stated, “These additional claims are important as we assess the potential around our current resource area.  It appears that the mineralized lenses we intend to mine on our existing claims at Butte Highlands may extend into these additional claims.  This agreement gives us the ability to explore the potential of those claims and to purchase the property if we believe an economic resource exists.”

Timberline also staked 49 additional claims (approximately 930 acres) to the southwest of their Butte Highlands gold project.  These claims cover ground that is in a similar geologic setting to Butte Highlands and hosts historic placer workings.  These claims are part of the company’s strategy to assess the potential of the district as development and mining proceed at the Butte Highlands gold project.

Timberline also announced that an S-3 Shelf Registration Statement was filed with the SEC last week.  In relation to this filing, Randal Hardy, Timberline’s CEO, stated, “The amount of the registration statement is intended to provide the company with flexibility and greater certainty should we choose to raise capital over the next three years.  The primary objective of this filing is to put us in a better position to more quickly take advantage of strategic opportunities, including the possibility of replacing our long-term debt with equity, without the potentially lengthy and costly delays associated with SEC reviews of future registration statements.  We remain very protective of our share structure and will continue to be prudent with transactions involving equity.”

More information and photos are available on the company’s web site at www.timberline-resources.com.

Timberline Resources Corporation is a diversified gold company comprised of three complementary business units:  a mine in production with upcoming gold production, exploration, and drilling services.  Its unique, vertically-integrated business model provides investors exposure to gold production, the “blue sky” potential of exploration, and the “picks and shovels” aspect of the mining industry.  Timberline has contract core drilling subsidiaries in the western United

States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development.  The Company has formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, LLC, at its Butte Highlands Gold Project and has begun development in 2009.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations in 2009. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008.  Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859